Exhibit 99.1

Susan B. Railey

For shareholders and securities brokers

                                (301) 468-3120

                                James T. Pastore

                                For news media

                                (202) 546-6451                                       FOR IMMEDIATE RELEASE

CRIIMI MAE REPORTS FOURTH QUARTER NET INCOME AND YEAR 2003
RESULTS

Results Include Significant Improvements in Net Interest Margin

Rockville, MD, March 9, 2004 - - CRIIMI MAE Inc. (NYSE: CMM) today reported fourth quarter 2003 net income of $2.6 million, or $0.17 per diluted share, compared to a net loss of $34.6 million, or $2.48 per diluted share, for the same period in 2002.

For the year ended December 31, 2003, the Company reported a net loss of $4.1 million, or $0.27 per diluted share, compared to a net loss of $65.5 million, or $4.77 per diluted share, for the year ended December 31, 2002.

 FOURTH QUARTER 2003 SIGNIFICANT HIGHLIGHTS

•      Increased fourth quarter net interest margin by 110% to $10.6 million

•      Increased total liquidity to $25.6 million at year end from $20.9 million at end of third quarter 2003

•      Received cash of $14.3 million from subordinated CMBS during the fourth quarter

•      Recognized impairment charges of $1.1 million on certain subordinated CMBS

•      Refinanced a 7% fixed rate note at current LIBOR based rates

Barry Blattman, Chairman and Chief Executive Officer, stated: “We are pleased with the significant improvement in our financial results and the increase in the Company’s net interest margin.  Reductions in impairment charges and interest expense contributed greatly to the improvement in our fourth quarter and year 2003 results.  In December 2003, we announced that we had refinanced one of our insured mortgage portfolios with new financing based on current LIBOR rates resulting in significant annual interest savings.   We completed a second refinancing on March 8 and expect to complete the refinancing of our remaining insured mortgage portfolio by mid-2004 and achieve further interest savings.”

FINANCIAL RESULTS

Increase in 4th Quarter Net Income

Net income increased to $2.6 million, or $0.17 per diluted share, for the three months ended December 31, 2003.  This compares to a net loss of $34.6 million, or $2.48 per diluted share, for

the three months ended December 31, 2002.   The increase in net income is primarily a result of a decrease in impairment charges on certain subordinated commercial mortgage-backed securities (“CMBS”).  In the fourth quarter of 2003, the Company recognized impairment charges of $1.1 million compared to impairment charges of $35.2 million in the fourth quarter of 2002. Also contributing to the increase in net income is the significant reduction in borrowing costs related to our recourse debt, which is attributable to the January 2003 recapitalization.

Year 2003 Summary

For the year ended December 31, 2003, the Company’s net loss totaled $4.1 million, or $0.27 per diluted share, compared to a net loss of $65.5 million, or $4.77 per diluted share, for the same period in 2002.  The significant reduction in net loss in 2003 was primarily the result of lower impairment charges in 2003 and reduced borrowing costs related to our recourse debt.  Results for the year ended December 31, 2003 included $14.7 million of impairment charges, $6.7 million net gain on extinguishment of debt, $3.2 million of expenses related to the January 2003 recapitalization, $3.1 million of additional interest expense in connection with the redemption of the Series A and Series B Senior Secured Notes and $2.9 million of executive contract termination costs. Results for 2002 included $70.2 million of impairment charges, a $9.8 million charge to write-off goodwill, $4.9 million gain on the sale by CRIIMI MAE Services Limited Partnership of its master and direct servicing rights and $2.2 million reflected as an additional dividend on preferred stock in connection with the redemption of the Series E Preferred Stock.

Increased Net Interest Margin for Quarter and Year

CRIIMI MAE’s net interest margin increased by 110% to $10.6 million for the three months ended December 31, 2003 from $5.0 million for the same period last year.  For the year ended December 31, 2003, the net interest margin increased by 9% to $33.6 million compared to $30.7 million for 2002.  The increase in net interest margin for the quarter and year ended December 31, 2003 is primarily due to reduced borrowing costs related to the January 2003 recapitalization partially offset by higher discount and deferred cost amortization expense during the year 2003 related to collateralized mortgage obligations as significant prepayments of underlying mortgages occurred.

Total interest income decreased by $3.5 million and $20.0 million for the three and twelve months ended December 31, 2003, respectively, as compared to the same periods in 2002.  These decreases were primarily due to reductions in interest income from subordinated CMBS as a result of changes in our loss estimates related to CMBS during 2002 and 2003, and the prepayment of approximately 45% of the total insured mortgage portfolio during 2003.

Total interest expense decreased by $9.0 million and $22.9 million for the three and twelve months ended December 31, 2003, respectively, primarily due to a lower average effective interest rate on the Company’s total debt outstanding during 2003 and a lower average total debt balance compared to the corresponding periods in 2002. The decrease for 2003 was partially offset by $3.1 million of additional interest expense incurred related to the redemption of the Series A and Series B Senior Secured Notes.

During 2003, the average total debt balance was $849 million compared to $975 million in 2002.  The average effective interest rate on the total debt outstanding during 2003 was 8.2% compared to 9.5% in 2002.

LIQUIDITY AND SHAREHOLDERS’ EQUITY

As of December 31, 2003, cash and cash equivalents totaled approximately $21.7 million, including approximately $4.4 million held by the Company’s servicing subsidiary, CRIIMI MAE Services Limited Partnership.  The Company had additional liquidity at December 31, 2003 comprised of $3.9 million in investment grade securities.  As of March 5, 2004, CRIIMI MAE’s liquidity included approximately $26.6 million of cash and cash equivalents and approximately $4.1 million in investment grade securities.

CRIIMI MAE’s subordinated CMBS, along with its other assets, continue to generate significant cash.  During 2003, the Company received cash of $60.0 million from its subordinated CMBS, $3.3 million from its investment in the AIM Limited Partnerships, $2.3 million from its insured mortgage portfolios after payment of related debt service, and $2.7 million from its mezzanine loans (including $1.7 million from the payoff of one loan).  In February 2004, three of the four AIM Limited Partnerships were liquidated and the Company received aggregate liquidating distributions of $1.8 million.

During 2003, the Company made interest and principal payments on its recourse debt of $22.2 million and $6.1 million (excluding the retirement of recourse debt), respectively.  In addition, during 2003, the Company paid current and previously deferred dividends to its preferred shareholders of $12.2 million, executive contract termination and severance costs of $4.5 million, principal repayment associated with the refinancing of one of the insured mortgage portfolios of $2.0 million, and interest rate swap payments of $0.5 million.  The Company’s consolidated statements of income include general and administrative expenses of $12.0 million and a maintenance fee of $1.7 million, payable in connection with the January 2003 recapitalization.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its net operating loss (NOL) carry forwards.  On January 1, 2000, as a result of the Company’s election to be taxed as a trader, it recorded a mark-to-market tax loss of approximately $478 million on its trading assets (the “January 2000 Loss”).  Commencing in 2000, approximately $120 million of such loss was recognized for tax purposes each year through 2003.  For the twelve months ended December 31, 2003, the Company had a taxable loss of $84.0 million, including the amortization of approximately $120 million of the January 2000 Loss.  As of December 31, 2003, the Company’s NOL carry forward totaled $307.8 million.

As of December 31, 2003, shareholders’ equity totaled $291.8 million or $14.91 per diluted share compared to $291.7 million or $16.32 per diluted share at December 31, 2002.  The reduction in book value per share is primarily attributable to the issuance of approximately 1.2 million shares of common stock to Brascan Real Estate Finance Fund during the January 2003 recapitalization.

CRIIMI MAE had 15,384,648 and 13,945,068 common shares outstanding as of December 31, 2003 and December 31, 2002, respectively.  As of March 1, 2004, the Company has 15,471,420 common shares outstanding.

EXISTING OPERATIONS

One of CRIIMI MAE’s priorities is to maximize the value of its core assets — the existing subordinated CMBS portfolio — by accelerating workouts or dispositions of commercial mortgage loans in special servicing.  The Company made significant strides towards this priority in 2003 by resolving approximately $596 million of specially serviced assets compared to approximately $354 million during 2002.

As of December 31, 2003, the outstanding principal balance of loans and real estate owned in special servicing totaled $1.0 billion, or 6.7% of the aggregate $15.3 billion of mortgage loans underlying the Company’s subordinated CMBS.  Hotel property mortgage loans accounted for $533.2 million, or 52% of the special servicing portfolio at December 31, 2003.

As of February 29, 2004, total specially serviced loans were $1.1 billion, or 7% of the total $15.0 billion of mortgage loans underlying the Company’s subordinated CMBS.

As of December 31, 2003, the most significant borrowing relationship related to the special servicing portfolio was twenty-seven loans secured by hotel properties with scheduled principal balances totaling approximately $133 million.  The Company’s total exposure on these loans, including master servicer advances and interest on advances of $43 million, was approximately $176 million at December 31, 2003. The Company and the borrower are proceeding towards closing on a comprehensive loan modification which is expected to return the loans to performing status in March 2004.   The Company is also attempting to negotiate an arrangement with the master servicers and other parties to the respective trusts which would provide for reimbursement of master servicer advances.  There can be no assurances that the Company will successfully close such loan modification or reach an agreement with the master servicers.

RECENT DEVELOPMENTS AND ACHIEVEMENTS

Collateralized Mortgage Obligation Refinancings

The Company enhanced returns on its existing assets by completing or making preparations to complete three “clean-up” calls related to outstanding collateralized mortgage obligation financings, significantly reducing financing costs associated with these assets.  In December 2003, CRIIMI MAE refinanced the $24.5 million balance of its Fannie Mae funding note and on March 8,  the Company refinanced the $22.0 million balance of its Freddie Mac funding note resulting in significant future interest savings.  The Company expects to recognize an approximate $707,000 loss on extinguishment of debt in the first quarter of 2004 related to the write off of the unamortized discount and deferred financing costs associated with the Freddie Mac funding note.  The $707,000 charge would have been amortized as expense over the remaining term of the funding note had the Company not exercised its prepayment option.  CRIIMI MAE expects to refinance the debt associated with the Company’s remaining collateralized insured mortgage obligation by mid-2004, which is expected to result in further interest savings.

Director William B. Dockser Resigns and Three New Directors Appointed

In February 2004, CRIIMI MAE’s Board of Directors appointed three new directors, Glenn J. Rufrano, the CEO of New Plan Excel Realty Trust, John S. Moody, President of the Real Estate Division of Marsh & McLennan Companies, Inc. and Bruce K. Robertson, Managing Partner, Financial Services of Brascan Corporation.  The new directors were appointed following the resignations of two directors, including the Company’s former chairman William B. Dockser, in 2004 and to fill a vacant position on CRIIMI MAE’s nine-person Board.

OUTLOOK

“Our strategic priorities in 2003 included refining and developing our management team, addressing the preferred stock dividends in arrears, maximizing the value of our existing subordinated CMBS portfolio and earning attractive returns through the prudent investment of our capital and net cash flows.  We achieved these goals by ensuring that we have the personnel with the requisite expertise to maximize asset values and develop and execute investment strategies, and by paying all preferred stock dividends that were in arrears and all current preferred stock dividends.  In addition, we continued to resolve and dispose of commercial mortgage loans in special servicing and we enhanced returns by reducing interest expense related to our collateralized mortgage obligation financings,” stated Barry Blattman.

“A priority for 2004 is refinancing our shorter-term, recourse debt related to our existing subordinated CMBS through a CDO or other refinancing transaction,” concluded Mr. Blattman.

Mark Jarrell, President and Chief Operating Officer, added: “In terms of our plans for new business in 2004, we intend to develop and execute an investment strategy that capitalizes on our existing expertise in real estate and mortgage finance, underwriting, loan management and special servicing, and utilize our access to performance information on mortgages and real estate markets throughout the country.  We evaluated returning to the subordinated CMBS acquisition model historically employed by CRIIMI MAE and concluded that we could better utilize this expertise as a lender in an originations-focused business plan for 2004. We are excited about the opportunities we believe we can offer as a lender as we begin execution of this strategy in 2004.”

2003 YEAR END CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its fourth quarter and year end results on March 10, 2004 at 11:00 am Eastern Time.  The conference call access number is (877) 852-7897.  A replay of the call will be available through March 17, 2004 at (800) 642-1687, conference ID number 5867605.

For further information about the conference call or the Company, see the Company’s Web site: www.criimimaeinc.com.  Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words “believe,” “anticipate,” “expect,” “contemplate,” “may,” “will” and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategies, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans,  or complete other investment strategies, execute a CDO transaction or other refinancing and repay all or any portion of the Company’s recourse debt, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trends in the commercial real estate and CMBS markets; competitive pressures; the effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company’s cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company’s outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company’s trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status, as well as the risks and uncertainties that are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter.  Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated.  CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

-tables to follow-

CRIIMI MAE INC.

CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended December 31,		For the years ended December 31,
	2003	2002	2003	2002
Interest income:
CMBS Interest Income:
Income from Investment Grade CMBS	$6,584,981	$6,535,846	$26,292,699	$26,037,116
Income from Subordinated CMBS	15,989,008	17,263,026	62,588,506	74,576,975
Insured mortgage securities	3,120,497	5,377,660	15,533,660	23,845,841
Total interest income	25,694,486	29,176,532	104,414,865	124,459,932
Interest and related expenses:
Bear Stearns variable rate secured debt	3,546,297	—	13,593,337	—
BREF senior subordinated secured notes	1,263,882	—	4,783,855	—
Bear Stearns repurchase agreement	13,644	—	13,644	—
Exit variable-rate secured borrowing	—	3,530,730	859,106	14,928,105
Series A senior secured notes	—	2,856,953	2,130,722	11,638,828
Series B senior secured notes	—	3,614,382	2,697,006	13,904,086
Fixed-rate collateralized bond obligations-CMBS	6,349,762	6,450,817	26,125,662	25,788,683
Fixed-rate collateralized mortgage obligations — insured securities	3,623,957	7,097,356	18,652,818	25,394,390
Hedging expense	98,889	352,334	999,544	1,101,746
Other interest expense	232,426	243,601	943,982	987,567
Total interest expense	15,128,857	24,146,173	70,799,676	93,743,405

Net interest margin	10,565,629	5,030,359	33,615,189	30,716,527

General and administrative expenses	(3,170,034)	(2,030,100)	(11,985,927)	(10,618,303)
Deferred compensation expense	(160,980)	(16,732)	(204,311)	(110,154)
Depreciation and amortization	(117,333)	(174,933)	(567,629)	(1,095,861)
Servicing revenue	2,168,471	2,751,826	9,483,196	10,985,770
Servicing general and administrative expenses	(2,342,957)	(2,006,577)	(9,167,932)	(8,854,569)
Servicing amortization, depreciation and impairment expenses	(630,186)	(754,327)	(1,811,028)	(2,173,137)
Servicing restructuring expenses	1,794	(47,374)	(148,878)	(188,614)
Servicing gain on sale of servicing rights	—	12,367	—	4,864,274
Servicing (loss) gain on sale of investment-grade CMBS	(5,672)	241,160	(5,672)	241,160
Income tax benefit (expense)	92,643	(32,768)	602,577	(460,288)
Equity in (losses) earnings from investments	(70,609)	(372,629)	141,732	(41,882)
Other income, net	329,225	503,679	1,317,433	2,646,033
Net losses on mortgage security dispositions	(122,364)	(428,398)	(645,169)	(995,412)
Impairment on CMBS	(1,085,675)	(35,189,918)	(14,738,431)	(70,225,506)
BREF maintenance fee	(434,000)	—	(1,663,667)	—
Executive contract termination costs	22,784	—	(2,852,915)	—
Hedging ineffectiveness	(19,241)	—	(1,949,439)	—
Recapitalization expenses	(47,762)	(365,226)	(3,196,603)	(1,048,559)
(Loss) gain on extinguishment of debt	(664,552)	—	6,672,872	—
	(6,256,448)	(37,909,950)	(30,719,791)	(77,075,048)
Net income (loss) before cumulative effect of change in accounting principle	4,309,181	(32,879,591)	2,895,398	(46,358,521)
Cumulative effect of adoption of SFAS 142	—	—	—	(9,766,502)
Net income (loss) before dividends paid or accrued on preferred shares	4,309,181	(32,879,591)	2,895,398	(56,125,023)
Dividends paid or accrued on preferred shares	(1,727,517)	(1,734,481)	(7,006,696)	(9,337,018)
Net income (loss) to common shareholders	$2,581,664	$(34,614,072)	$(4,111,298)	$(65,462,041)

EARNINGS (LOSS) PER COMMON SHARE

Basic and diluted — before cumulative effect of change in accounting principle	$0.17	$(2.48)	$(0.27)	$(4.06)
Basic and diluted— after cumulative effect of change in accounting principle	$0.17	$(2.48)	$(0.27)	$(4.77)

Shares used in computing basic earnings (loss) per share	15,253,545	13,934,234	15,149,303	13,710,914

CRIIMI MAE INC.

Balance Sheet Data	As of December 31, 2003	As of December 31, 2002

Subordinated CMBS, at fair value	$511,681,345	$535,507,892

Investment Grade CMBS, at fair value	325,321,411	326,472,580

Insured mortgage securities, at fair value	147,497,658	275,340,234

Unrestricted and restricted cash (including CMSLP cash)	21,698,957	37,212,923

Total assets	1,069,211,744	1,241,085,243

Total recourse debt	350,042,667	375,952,338

Total non recourse debt (match-funded and other debt)	415,549,536	546,039,226

Shareholders’ equity	291,779,780	291,661,090

	For the years ended December 31,
Significant Sources and Uses of Cash	2003	2002
	(in millions)
Cash received from CMBS rated BB+ through unrated	$60.0	$70.6
Cash distributions from the AIM Limited Partnerships	3.3	7.7
Net cash received from insured mortgage securities	2.3	3.4
Cash received from investment in mezzanine loans	2.7	1.0
Cash used to service recourse debt:
Principal payments (excluding retirement of recourse debt)	(6.1)	(36.2)
Interest payments	(22.2)	(31.7)
Cash used to pay interest rate swap	(0.5)	—
Cash used to pay current and previously deferred preferred stock dividends	(12.2)	(0.4)
Cash used to pay executive contract terminations and severance	(4.5)	—
Cash used to pay principal and interest on mortgage payable	(0.8)	(0.8)
Cash used to prepay Fannie Mae funding note	(2.0)	—
General and administrative expenses (1)	(12.0)	(10.6)
BREF maintenance fee (1)	(1.7)	—

(1) The general and administrative expenses and the BREF maintenance fee are the amounts as reflected in the Consolidated Statements of Income.